UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2005 (April 28, 2005)

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 - 7685	95-1492269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Orange Grove Boulevard Pasadena, California	91103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Business Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2005, the Compensation and Executive Personnel Committee (“Committee”) of Avery Dennison Corporation (the “Company”) approved the actions described below with regard to titles and compensation matters for Messrs. Scarborough and Neal:

(a)	Dean A. Scarborough was promoted to President and Chief Executive Officer effective May 1, 2005. He received a grant of 50,000 stock options issued at fair market value on May 2, 2005 vesting over a four-year period (25% per year), and he was designated as a participant in the Company’s Supplemental Executive Retirement Plan (“SERP”). Effective May 1, 2005, he was granted a SERP benefit under which he will be eligible to receive a benefit at age 65 equal to 62.5% of his final average annual compensation (salary and bonus, as defined in his letter of grant) reduced by the Company’s annual contributions to his saving plan (401(k)) and deferred compensation accounts, his social security payments and amounts otherwise payable to him under the Company’s qualified pension and benefit restoration plans, with such SERP benefit to be payable at the time of his retirement from the Company (with actuarial reductions as provided for in the Company’s qualified pension plan for retirement before age 65). A copy of Mr. Scarborough’s SERP letter of grant dated May 1, 2005, is attached as Exhibit 10.11.6 hereto. In connection with his promotion, Mr. Scarborough’s employment agreement was amended to reflect his new title and a new date of May 1, 2005; no other changes were made.

(b)	Effective May 1, 2005, Philip M. Neal’s title is Chairman of the Board of Directors and his employment agreement was amended to reflect his new title and this new date; no other changes were made.

(c)	After receiving input and recommendations from the Committee’s independent compensation consultant concerning market conditions related to non-employee director compensation, the Committee approved the compensation for non-employee directors as set forth on Exhibit 10.4.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 28, 2005, the Board of Directors approved the Company’s amended and restated Bylaws effective immediately. A copy of the amended and restated Bylaws is attached as Exhibit 3.2.1 to this Report and is incorporated herein by reference. The following description of the changes to the Bylaws is qualified in its entirety by the reference to the text of such changes contained in the amended and restated Bylaws:

First, Article II, Section 14 of the Bylaws relating to nomination and stockholder business at meetings of stockholders was amended to make some clarifying and additional changes, including to provide that in order to be considered a qualified representative of the stockholder for purposes of presenting nominations and business at a meeting of stockholders, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

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Second, Article V Section 6 of the Bylaws was amended to provide that the chairman of the board of directors is permitted, but not required, to be the chief executive officer of the Company. Similarly, Article V Section 7 of the Bylaws was amended to provide that the president is permitted, but not required, to be the chief executive officer and/or the chief officer operating of the Company.

Lastly, the second and third paragraphs of Article VII, Section 1 of the Bylaws, relating to the rights of stockholders to request a list of stockholders, were deleted because they were potentially inconsistent with Section 220 of the General Corporation Law of the State of Delaware, which governs the rights of stockholders to request lists of stockholders and other books and records of a Delaware corporation.

Section 9 – Financial Statement and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

3.2.1	Bylaws as amended and restated, effective April 28, 2005

10.4	Summary of Board Compensation, effective July 1, 2005

10.11.6	SERP letter of grant to Mr. Scarborough dated May 1, 2005

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Dated: May 4, 2005

AVERY DENNISON CORPORATION

By:	/s/ Robert G. van Schoonenberg
Robert G. van Schoonenberg
Executive Vice President, General Counsel
and Secretary

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